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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS
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CONSOLIDATED

Year Ended December 31                        1995         1994          1993        1992         1991
- ----------------------                     ----------   ----------   ----------   ----------   ----------
1. Income from continuing operations
   before cumulative effect of change
   in accounting principle and income
      taxes.............................   $1,019,617   $  659,065   $  784,940   $  613,856   $  463,808
                                           ==========   ==========   ==========   ==========   ==========
2. Fixed charges of continuing
   operations:

   A. Interest expense (excluding
    interest on deposits),
    amortization of debt issuance
    costs and one-third of
    rental expenses, net of income
    from subleases......................   $  396,104   $  293,662   $  226,657   $  214,408   $  361,440

   B. Interest on deposits..............      941,047      680,507      695,287    1,010,202    1,559,950
                                           ----------   ----------   ----------   ----------   ----------

   C. Total fixed charges (line 2A +
    line 2B)............................   $1,337,151   $  974,169   $  921,944   $1,224,610   $1,921,390
                                           ==========   ==========   ==========   ==========   ==========
3. Income from continuing operations
   before cumulative effect of change
   in accounting principle and income
   taxes, plus total fixed charges of
   continuing operations:

   A. Excluding interest on deposits
    (line 1 + line 2A)..................   $1,415,721   $  952,727   $1,011,597   $  828,264   $  825,248
                                           ==========   ==========   ==========   ==========   ==========
   B. Including interest on deposits
    (line 1 + line 2C)..................   $2,356,768   $1,633,234   $1,706,884   $1,838,466   $2,385,198
                                           ==========   ==========   ==========   ==========   ==========
4. Ratio of earnings (as defined) to
   fixed charges:

   A. Excluding interest on deposits
    (line 3A/line 2A)...................        3.57x        3.24x        4.46x        3.86x        2.28x

   B. Including interest on deposits
    (line 3B/line 2C)...................        1.76         1.68         1.85         1.50         1.24

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